Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into by and between Sean J. Kirrane, an individual (the “Consultant”), and First Physicians Business Solutions, LLC, an Oklahoma Limited Liability Company (the “Company,” and together with Consultant, the “Parties,” and each individually, a “Party”), is made and entered into to be effective as of June 30, 2013 (the “Effective Date”).

WHEREAS, the Company desires to engage Consultant as an independent contractor to provide certain Services (as that term is defined herein) to its parent company, First Physicians Capital Group, Inc., a Delaware corporation (“FPCG”); and

WHEREAS, Consultant desires to provide the Services to the Company and FPCG in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Relationship; Title; Performance Obligations. Consultant’s relationship with the Company will be that of an independent contractor and not that of an employee. In exchange for the consideration set forth herein, and in accordance with the other terms and conditions set forth in this Agreement, Consultant shall provide the consulting services set forth on Exhibit A hereto (the “Services”) to FPCG, in accordance with the schedule and/or deadlines set forth on Exhibit A. As specifically requested by Consultant, and for the sake of convenience and avoidance of confusion, Consultant shall hold the title of “Chief Financial Officer” of FPCG until the Board of Directors of FPCG has duly appointed another individual to serve as its principal financial officer, at which time Consultant shall no longer hold such title. Consultant understands, acknowledges and agrees that, regardless of his title, for so long as Consultant performs the duties of the principal financial officer and/or principal accounting officer of FPCG and acts in such capacity (as determined by FPCG in accordance with applicable law), Consultant shall owe to FPCG and its shareholders the same fiduciary duties to FPCG and its shareholders as would an officer of a corporation incorporated in the State of Delaware, and shall be required to sign the Company’s SEC filings in his capacity as such. Consultant represents and warrants to the Company that Consultant has full right and power to enter into and perform this Agreement and that Consultant has all requisite qualifications, knowledge, experience and abilities necessary or required to properly and completely perform the Services and to hold the title of “Chief Financial Officer.” At all times during the Term (as that term is defined herein) of this Agreement, Consultant shall use his best efforts to perform and complete the Services in a manner satisfactory to the Company, in the Company’s sole discretion, and Consultant shall at all times perform the Services in accordance with all applicable laws and the terms and conditions set forth in this Agreement. Consultant shall regularly communicate with the Chief Executive Officer of FPCG and the Board concerning the status and progress of the Services performed under this Agreement. Consultant shall devote his full time to performing and completing the Services, and, for the duration of the Term, Consultant shall not enter into any agreement or arrangement for the provision any services of any kind with any other person or entity during the Term.

Payment for Services.

2.1 Payment for Services Already Rendered. In consideration for Consultant’s past provision of services to FPCG other than the Services, the Company shall pay Consultant a bonus in the total aggregate amount of $355,000 (the “Earned Bonus”), which shall be paid to Consultant in two equal payments of $177,500. The Company shall (a) pay to Consultant the first payment of the Earned Bonus as promptly as possible following execution of this Agreement, but in any event, no later than the date upon which FPCG receives the lump sum payment from CMS for the 2013 fiscal year (the “CMS Payment”); and (b) shall pay to Consultant the second payment of the Earned Bonus as promptly as possible following the first payment of the Earned Bonus pursuant to clause (a) of this Section 2.1, above, but in any event, no later than December 31, 2013; provided, however, that (i) the installment payments of the Earned Bonues shall not become due and payable unless and until FPCG has available a working capital reserve of not less than $1,000,000 (the “Working Capital Reserve’), the calculation of which shall include any outstanding indebtedness of FPCG or its subsidiaries (except any indebtedness owed pursuant to the terms and conditions of this Agreement), any distributions due to securityholders, and any non-cash operating needs, and (ii) the installment payments of the Earned Bonuses shall be paid as a priority to all other indebtedness (including new indebtedness), non-operating needs or distributions to securityholders, owed by FPCG, except indebtedness owed as a result of FPCG’s obligations to pay deferred compensation to Mr. David Hirschhorn (the “Hirschhorn Deferred Compensation”) and FPCG’s obligations to make payments pursuant to the terms and conditions of the 2009 bridge loans (the “2009 Bridge Loans”). For the avoidance of doubt, this means that FPCG’s obligations shall be paid in the following priority: (v) first, the Hirschhorn Deferred Compensation; (w) second, the 2009 Bridge Loans; (x) third, any operating needs of FPCG or its subsidiaries; (y) fourth, the installment payments of Earned Bonuses to Consultant pursuant to this Section 2.1; and (z) non-operating needs, distributions to securityholders and all other indebtedness, including indebtedness incurred after the Effective Date (“New Indebtedness”) (for the avoidance of doubt, the term “New Indebtedness” shall not include, and shall not be deemed to include, any indebtedness owed pursuant to the terms and conditions of this Agreement).

2.2 Consideration for the Services. In consideration for Consultant’s provision of the Services (which are set forth on Exhibit A hereto), taken as a whole, and Consultant’s fulfillment of his other obligations under this Agreement, the Company shall pay Consultant such amounts upon such terms and conditions as are set forth in Exhibit B hereto.

Expenses. Consultant shall not be authorized to incur any expenses on behalf of the Company, FPCG or any of their respective affiliates, and shall be responsible for any and all expenses incurred in connection with the performance of the Services; provided, however, that the Company shall cause Consultant to be reimbursed for reasonable documented, out-of-pocket expenses that would normally and customarily be expected to be incurred in connection with performance of services of the same type and nature as the Services to an entity substantially similar to FPCG, as determined by the Company in its sole discretion. As a condition to receipt of reimbursement for such expenses, Consultant shall submit to the Company sufficient documentation evidencing the amount and necessity of any such expense (and, if so requested by the Company, shall provide additional evidence satisfactory to the Company of the reasonableness of such expense). Upon receipt and acceptance of such documentation, the Company shall cause Consultant to be reimbursed within fifteen (15) calendar days of the date of such receipt.

Term. Consultant shall serve in the capacity set forth herein and shall provide the Services to FPCG for a period (the “Term”) commencing on the Effective Date and ending on the earlier of (a) the date that is twelve (12) months from the Effective Date, or (b) the date on which this Agreement is terminated in accordance with the terms and conditions set forth in Section 5 or Section 6 herein.

5. Termination by the Company. The Company may terminate Consultant and this Agreement with or without Cause (as that term is defined herein).

5.1 Termination by the Company for Cause.

(a) For purposes of this Agreement, the term “Cause” shall mean: (i) Consultant’s failure to properly and completely perform all of the Services, as set forth in Exhibit A, upon the schedule and/or deadlines set forth in Exhibit A hereto and upon the terms and conditions set forth in Exhibit B and as required by applicable law, other than any such failure resulting from his incapacity due to physical or mental illness; (ii) Consultant’s failure to provide any other person or entity, including but not limited to any current or future officer, director or advisor of FPCG, with the cooperation, assistance or information necessary to ensure the proper performance and completion of the Services; (iii) Consultant’s engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or is reasonably expected to be injurious (financially or otherwise) to the Company, FPCG (or any of their respective shareholders or affiliates) or to their respective businesses or reputations; (iv) Consultant’s performance of any act or omission constituting gross negligence or willful misconduct; (vii) any breach by Consultant of any of his obligations under any of Sections 8 and 9.;

(b) If the Company terminates Consultant for Cause, the Company shall not be required to provide Consultant with advance notice of such termination, but shall provide Consultant with a writing stating that such termination is for Cause; and

(c) If the Company terminates Consultant for Cause, the Company shall only be obligated to pay to Consultant the amount of Salary (as that term is defined in Exhibit B) already earned by, but not yet paid to, Consultant, which shall be paid to Consultant within two (2) weeks’ of the effective date of termination.

5.2 Termination by the Company Without Cause. If the Company terminates Consultant without Cause, the Company shall:

(a) Provide Consultant with two (2) weeks’ written notice of such termination;

(b) Pay to Consultant the amount of Salary (as that term is defined in Exhibit B) already been earned by, but not yet paid to, Consultant, which shall be paid to Consultant in one lump sum within two (2) weeks of the effective date of termination;

(d) Pay to Consultant, as a severance payment, the amount of Salary that Consultant would have earned for the period between the date on which Consultant is terminated without Cause and the date that is twelve (12) months from the Effective Date; and

(c) Pay to Consultant the amount of any Bonus (as that term is defined in Exhibit B) which has been actually earned by, but not yet paid to, Consultant, which shall be paid to Consultant in one lump sum within thirty (30) days of the date(s) of completion of the Service(s) for which Consultant earned the Bonus. For the avoidance of doubt and as expressly set forth on Exhibit B, Consultant shall only earn a Bonus (i) upon full and final completion of the Services set forth in Exhibit A upon the schedules and/or deadlines set forth in Exhibit A and in accordance with Consultant’s obligations under this Agreement; and (ii) in such amounts and upon such terms and conditions as set forth in Exhibit B. If so earned, a Bonus shall not become due and payable to Consultant until thirty (30) days has elapsed since the date of completion of the Services for which the Bonus was to be paid. Notwithstanding the foregoing, in no event shall partial completion of any Service, or failure to fully and finally complete all Services set forth on Exhibit A, earn Consultant (or be deemed to entitle Consultant to receive payment for) a Bonus, a partial Bonus or a pro-rated Bonus, and any payment of a Bonus shall not become due and payable until the Company has available the Working Capital Reserve, the calculation of which shall include any outstanding indebtedness of the Company or its subsidiaries (except any indebtedness owed pursuant to the terms and conditions of this Agreement), any distributions due to securityholders, and any non-cash operating needs.

(d) Continue to provide Consultant with the health benefits as set forth in Exhibit B until the earlier of (x) the date that is twelve (12) months from the Effective Date, (y) Consultant becomes a beneficiary (or becomes eligible to become a beneficiary) of any health insurance plan through any person or entity, or (z) becomes entitled to any reimbursement from any person or entity for any costs of health insurance premiums.

6. Termination by Consultant. Consultant may voluntarily terminate his relationship with the Company by providing the Company with thirty (30) days’ written notice of his resignation. If Consultant voluntarily terminates his relationship with the Company prior to the completion of the Services, the Company shall, within two (2) weeks of the effective date of termination and in one lump sum payment, pay to Consultant the amount of Salary which has already been earned by, but not yet paid to, Consultant.

7. Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all amounts paid to Consultant under this Agreement. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, including but not limited to any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any amounts paid to Consultant.

8. Confidentiality. Consultant understands that the nature of Consultant's relationship with the Company will provide him access to and knowledge of Confidential Information (as that term is defined herein) and will place him in a position of trust and confidence with the Company and FPCG. Consultant understands and acknowledges that during the Term, he will have access to and learn about confidential, secret and proprietary documents, materials and other information, in tangible and intangible form, of and relating to FPCG and its subsidiaries, affiliates and representatives and its businesses and existing and prospective customers, suppliers, investors and other associated third parties (“Confidential Information”). Consultant further understands and acknowledges that this Confidential Information and FPCG’s ability to reserve it for its own the exclusive knowledge and use is of great competitive importance and commercial value to FPCG, and that improper use or disclosure of the Confidential Information by Consultant might cause FPCG, the Company and their respective affiliates to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or FPCG or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to any of them in confidence.

Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to Consultant, provided that such disclosure is through no direct or indirect fault of Consultant or person(s) acting on Consultant's behalf. Consultant understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Consultant further understands and agrees that Confidential Information developed by him in the course of his employment by the Company shall be subject to the terms and conditions of this Agreement as if the Company furnished the same Confidential Information to Consultant in the first instance.

Consultant shall not, either during the Term or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person except to officers, directors and attorneys of FPCG for the purpose of performing his duties under this Agreement or otherwise with the Company’s prior written consent. Nothing in this Section 8 shall preclude Consultant from from any disclosure to the extent required by law or court order (though Consultant must give the Company or FPCG, as applicable, prior notice of any such required disclosure and must cooperate with any reasonable requests of the Company or FPCG, as applicable, to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of FPCG or the Company, whether prepared by Consultant or otherwise coming into his possession, shall remain the exclusive property of FPCG and shall not be removed from the premises of FPCG, except in the ordinary course of business as part of Consultant’s performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to FPCG (without Consultant’s retaining any copies) upon the expiration of the Term.

9. Assignment of Intellectual Property. Consultant shall promptly disclose to FPCG all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Consultant, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of the Company or FPCG, (ii) are suggested by, arise out of, or result from, directly or indirectly, Consultant’s association with the Company or FPCG, or (iii) arise out of or result from, directly or indirectly, the use of the Company’s or FPCG’s time, labor, materials, facilities, or other resources (the “Developments”).

Consultant hereby assigns, transfers, and conveys to the FPCG, and hereby agrees to assign, transfer, and convey to FPCG during or after the Term, all of his right and title to and interest in all Developments. Consultant shall, from time to time upon the request of the Company or FPCG during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of FPCG or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to FPCG or to enable FPCG to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright.

10. Indemnification. Consultant shall indemnify, defend and hold the Company, FPCG, and their respective its officers, directors, affiliates, securityholders, employees, representatives, agents and attorneys (the “Indemnified Parties”) harmless from and against any and all liabilities, damages, losses, expenses, claims, demands, suits fines or judgments (including any costs of attorneys’ fees incidental to any of the foregoing) which may be incurred by, suffered by, accrued against, charged to or recoverable from any of the Indemnified Parties by reason of any breach by Consultant of his obligations set forth in this Agreement or in applicable law. Notwithstanding the foregoing, regardless of his title, for so long as Consultant performs the duties of the principal financial officer and/or principal accounting officer of FPCG and acts in such capacity (as determined by FPCG in accordance with applicable law) pursuant to Section 1 of this Agreement, Consultant shall be entitled to protection under FPCG’s Directors’ & Officers’ Insurance Policy then in effect (the “D&O Insurance”) for actions taken by Consultant on behalf of FPCG and covered under the terms and conditions of the D&O Insurance.

11. Miscellaneous.

Amendments and Waivers. Any term of this Agreement may be amended or waived only in a writing signed by both Parties.

Entire Agreement. Unless otherwise specifically provided herein, this Agreement, including the Exhibits hereto, contains all of the understandings and representations between Consultant and the Company or FPCG pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. The Parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email or fax (upon customary confirmation of receipt), or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address or fax number as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in the Company’s books and records.

Governing Law; Jurisdiction; Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of the State of Texas without regard to conflicts-of-law principles. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in any state or federal court located in the state of Texas, county of Dallas. The Parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

Assignment. This Agreement may not be assigned by Consultant without Company’s consent, and any such attempted assignment will be void and of no effect.

Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.

[Signature Page Follows]

The parties have executed this Agreement as of the date first written above.

THE COMPANY:

FIRST PHYSICIANS BUSINESS SOLUTIONS, LLC

By:
(Signature)
Name: David Hirschhorn
Title:	President & Chief Executive Officer

Address:

Fax:
email:

CONSULTANT:

SEAN J. KIRRANE

(Signature)

Address:

Fax:
email:

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

	Description of Services	Schedule/Deadline
1.	Catch up audits and SEC Filings for Fiscal 2011 & 2012	3/31/2014
2.	Generate Interim Accounting Statements for Fiscal 2013	3/31/2014
3.	CMS Attestation for Meaningful Use	12/31/2013
4.	Client Hospital Cost Reports for Fiscal 2013	3/31/2014
5.	OU Affiliation Agreement between OU and Client Hospitals	12/31/2013
6.	Support the needs of executive transition, be responsive to questions from CFO and COO, and perform any and all other duties as are customarily required of a principal financial officer and/or principal accounting officer	The date that is twelve (12) months from the Effective Date

EXHIBIT B

COMPENSATION

1. Consultant’s base salary (the “Salary”) shall be $20,000 per month, and shall be paid in arrears, retroactive to April 1, 2013; provided, however, that, for the avoidance of doubt, Salary for the months beginning with July 2013 through the end of the Term shall not be paid with the Salary already earned for the months of April 2013, May 2013 and June 2013, and shall be paid as earned and in accordance with the Company’s usual payroll practices. Nothing herein shall be construed to entitle Consultant to payment of any amounts of Salary not already earned by Consultant.

2. Consultant shall receive health benefits of the same type previously provided to Consultant prior to the Effective Date, until the earlier of (x) the date that is twelve (12) months from the Effective Date, (y) Consultant becomes a beneficiary (or becomes eligible to become a beneficiary) of any health insurance plan through any person or entity, or (z) becomes entitled to any reimbursement from any person or entity for any costs of health insurance premiums.

3. A bonus (the “SEC Filings Bonus”), in the amount of $250,000, payable upon completion of: (a) audits for the fiscal years ending December 31, 2011 and December 31, 2012; (b) the filing with the Securities and Exchange Commission (the “SEC”) of the Company’s Annual Reports on Forms 10-K for the fiscal year ending December 31, 2011; and December 31, 2012 and any other filings with the SEC or other public disclosure documents which are past due or become due during the Term; and the filing with the SEC of the Company’s 2013 Proxy Statement. The SEC Filings Bonus shall be paid within thirty (30) days of the date of completion of the Services set forth in this Paragraph 3 of this Exhibit B, and such Services shall not be considered complete until (i) any and all filings have been finally accepted by the SEC (or other relevant governmental or regulatory authority) and no further comment letters or other correspondence (if any) has been received by the SEC (or other relevant governmental or regulatory authority); and (ii) all other completion requirements set forth in this Exhibit B have been satisfied.

4. A bonus (the “Financials Bonus”), in the amount of $50,000, payable upon (a) completion of the interim financial statements for the fiscal year ending September 30, 2013; (b) if applicable, the completion of such other financial statements as are or may be required by any filings, disclosure, correspondence or other documents with respect to the SEC or other relevant governmental or regulatory authority); and (c) completion of any required or necessary review of the documents set forth above by the Company’s independent auditors. The Financials Bonus shall be paid within thirty (30) days of the date of completion of the Services set forth in this Paragraph 4 of this Exhibit B, and such Services shall not be considered complete until (i) any filing, disclosure, correspondence or other documents to which such documents relate (s) have been finally accepted by the SEC (or other relevant governmental or regulatory authority) and no further comment letters or other correspondence (if any) has been received by the SEC (or other relevant governmental or regulatory authority); and (ii) all other completion requirements set forth in this Exhibit B have been satisfied.

5. A bonus (the “Projects Bonus”; each of the Projects Bonus, the SEC Filings Bonus and the Financials Bonus is referred to individually herein as a “Bonus”), in the following amounts: (a) upon completion of the Company’s joint venture agreement with the University of Oklahoma, $50,000; (b) upon completely of a timely cost report filing, $75,000; and (c) upon completion of a timely Medicare & Medicaid Incentive Program attestation filing, $50,000. The Projects Bonus shall be paid within thirty (30) days of the date of completion of the Services set forth in this Paragraph 5 of this Exhibit B, and such Services shall not be considered complete until (i) all such Services have been fully and finally completed to the Company’s satisfaction and no further work is necessary in order to effect the completion of any of such Services; and (ii) all other completion requirements set forth in this Exhibit B have been satisfied.

6. For the avoidance of doubt, Consultant shall only earn any Bonus upon full and final completion of the Service(s) for which such Bonus is to be paid upon the schedules and/or deadlines set forth by Exhibit A, the SEC, any other governmental or regulatory authority and/or the Company (as applicable), and, if so earned, any Bonus shall not become due and payable to Consultant until thirty (30) days has elapsed since the date of completion of the Services for which such Bonus was to be paid. Notwithstanding the foregoing, in no event shall partial completion of any Service, or failure to fully and finally complete any such Service(s) as set forth on Exhibit A, earn Consultant (or be deemed to entitle Consultant to receive payment for) the Bonus that corresponds to such Service(s), a partial Bonus or a pro-rated Bonus, and any payment of a Bonus shall not become due and payable until the Company has available the Working Capital Reserve, the calculation of which shall include any outstanding indebtedness of the Company or its subsidiaries (except any indebtedness owed pursuant to the terms and conditions of this Agreement), any distributions due to securityholders, and any non-cash operating needs. Any Bonus that has been earned by Consultant but remains unpaid as of the date that is thirty (30) days from the date that is twelve (12) months from the Effective Date shall be amortized over a twelve (12) month period and shall accrue interest at a rate of ten percent (10%) on the unpaid balance.